Exhibit 99.1

LogicMark, Inc. Announces Second Quarter 2023 Results

August 10, 2023

Improved Gross Margin from Enhanced Operating Efficiencies
Product Development Pipeline at Highest Level in Recent Years
New Freedom Alert Plus PERS Product in Pre-Order Phase

LOUISVILLE, Ky., Aug. 10, 2023 (GLOBE NEWSWIRE) -- LogicMark, Inc. (Nasdaq: LGMK), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, announced financial results for the quarter ended June 30, 2023, and recent operating highlights.

Summary:

●	Gross margin in the second quarter of 2023 improved to 69%, compared with 59% for the prior year period.

●	Revenues were $2.3 million, compared with $3.4 million for the prior year period.

●	Cash balance on June 30, 2023, was $7.6 million, compared to $7.0 million at year-end 2022.

●	Pre-orders are now underway for the new Freedom Alert Plus PERS product with the proprietary Care Village software suite, with shipments expected to begin at month-end.

Chia-Lin Simmons, Chief Executive Officer of LogicMark, commented, “Our second quarter results reflect efforts to increase operational efficiencies, including supply chain logistics, leading to the highest gross margin in ten quarters.

“Our ongoing product research and development efforts have helped us build a product pipeline that stands at the highest level seen in over 20 years. These innovative solutions form part of our strategy to build a Caring Platform as a Service (CPaaS). Under this new ecosystem, our Care Village Software platform will host all the hardware on a common operating system accessible on both iOS and Android mobile devices.

“The recent launch of the Freedom Alert Plus PERS unit is a great example of the CPaaS system and how we view our expanding role in the care economy. The new Freedom Alert Plus is a wearable device that introduces fall detection, instant connection to caregivers, and a touchscreen design that is unique to the PERS industry. We can now capture the needed data to monitor our customers’ well-being in real-time, using artificial intelligence and machine learning to optimize the best care. We believe this is a milestone for a PERS product to move beyond alerts and into predictive safety space.

“Our team is new, but our progress is encouraging. We’re making great strides with the testing and refining of new products and anticipate further launches in the second half of this year. The Freedom Alert Plus launch further assists our existing product development efforts, allowing for the integration of other innovative connected devices and solutions on a common platform. Continued execution of our strategy to design and deliver hardware and software solutions to the growing care economy will help contribute to revenue growth in the months ahead,” concluded Simmons.

Second Quarter 2023 Results

Revenue for the second quarter ended June 30, 2023, was $2.3 million compared with $3.4 million in the same period last year. The decrease in year-over-year revenues was due to one-time replacement sales in the same period last year of Freedom Alert 911 Plus 4G PERS units replacing older 3G units, as the national cellular network carriers announced in 2022 that they would no longer support 3G network products.

Gross profit margin percentage in the second quarter increased to 69%, compared with 59% in the prior year period, because of improvements in the Company’s supply chain management, including a return to transpacific shipping from our Asia-based contract manufacturers. Gross profit in the second quarter of this year was $1.6 million compared to $2.0 million in the same period last year.

Total operating expenses in the second quarter of 2023 were $3.9 million, increasing by $0.7 million compared with the same period last year and up just slightly quarter-over-quarter. The increased operating expenses were related to the build-out of our sales team, the initiation, and continuation of social media and web-based advertising to support our direct-to-consumer sales efforts, as well as one-time legal and administrative costs associated with the Company’s reincorporation in Nevada and reverse stock split.

Net loss attributable to common shareholders for the second quarter was $2.3 million compared with a net loss of $1.2 million in the same period last year. On a fully diluted basis, the net loss per share was $1.83, compared with a net loss of $2.50 per share in the prior period.

As of June 30, 2023, the cash balance was $7.6 million, compared with $7.0 million at the end of December 2022.

On April 21, 2023, the Company effected a 1-for-20 reverse split of its outstanding common stock and Series C redeemable preferred stock. As a result of the reverse splits, each 20 pre-split shares of common stock outstanding and each 20 pre-split shares of Series C redeemable preferred stock outstanding were automatically exchanged for one new share of each respectively, without any action on the part of the holders. The purpose of the reverse split was to regain compliance with the Nasdaq listing rule requiring our listed common stock to maintain a minimum bid price of $1.00 per share. Nasdaq notified LogicMark on May 8th, 2023, that it had regained compliance.

Investor Call and SEC Filings

Ms. Chia-Lin Simmons, CEO, and Mr. Mark Archer, CFO, will host a live investor call and webcast on August 10, 2023, at 1:30 PM (PDT) / 4:30 PM (EDT) to review the Company’s results.

Investors wishing to participate in the conference call must register to obtain their dial-in and pin number here https://register.vevent.com/register/BIbefd2f6f723340eaa682c4fe37d12aec.

To listen to the live webcast, please visit the LogicMark Investor Relations website here, or use the following link: https://edge.media-server.com/mmc/p/uz9fo83g.

The associated press release, SEC filings, and webcast replay will also be accessible on the investor relations website.

About LogicMark

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and the confidence to age in place. LogicMark revolutionized the PERS industry by directly incorporating two-way voice communication technology into its medical alert pendant, providing life-saving technology at a price point that everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumers. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward- looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements because of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology, including the anticipated product launches of Aster, CPaaS and Freedom Alert Plus; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact:

A. Pierre Dubois

FINN Partners, Inc.

615-610-0326

investors@logicmark.com

Financial tables to follow:

LogicMark, Inc

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$7,649,730	$6,977,114
Restricted cash	59,988	59,988
Accounts receivable, net	16,409	402,595
Inventory	987,219	1,745,211
Prepaid expenses and other current assets	600,270	349,097
Total Current Assets	9,313,616	9,534,005

Property and equipment, net	253,472	255,578
Right-of-use assets, net	146,173	182,363
Product development costs, net of amortization of $15,029 at June 30, 2023 and December 31, 2022	1,177,302	646,644
Software development costs	470,545	364,018
Goodwill	10,958,662	10,958,662
Other intangible assets, net of amortization of $5,285,611 and $4,904,713, respectively	3,318,956	3,699,854
Total Assets	$25,638,726	$25,641,124

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$446,692	$673,052
Accrued expenses	847,637	1,740,490
Total Current Liabilities	1,294,329	2,413,542
Other long-term liabilities	407,600	440,263
Total Liabilities	1,701,929	2,853,805

Commitments and Contingencies (Note 8)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of June 30, 2023 and December 31, 2022	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 and 173,333 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively, aggregate liquidation preference of $319,000 as of June 30, 2023 and $520,000 as of December 31, 2022	319,000	520,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 1,325,017 and 480,447 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	133	48
Additional paid-in capital	111,521,965	106,070,253
Accumulated deficit	(89,711,601)	(85,610,282)

Total Stockholders’ Equity	22,129,497	20,980,019

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$25,638,726	$25,641,124

LogicMark, Inc.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$2,326,995	$3,367,692	$5,136,713	$7,018,380
Costs of goods sold	727,276	1,364,586	1,674,445	2,811,891
Gross Profit	1,599,719	2,003,106	3,462,268	4,206,489

Operating Expenses
Direct operating cost	312,426	336,544	575,228	810,987
Advertising costs	85,277	-	133,393	-
Selling and marketing	517,931	275,011	983,466	464,216
Research and development	250,266	204,592	564,154	467,077
General and administrative	2,443,860	2,115,700	4,857,619	4,451,647
Other expense	50,646	2,000	78,964	32,084
Depreciation and amortization	215,703	194,691	431,701	389,054

Total Operating Expenses	3,876,109	3,128,538	7,624,525	6,615,065

Operating Loss	(2,276,390)	(1,125,432)	(4,162,257)	(2,408,576)

Other Income
Interest income	8,510	13,159	60,938	13,159
Total Other Income	8,510	13,159	60,938	13,159

Loss before Income Taxes	(2,267,880)	(1,112,273)	(4,101,319)	(2,395,417)
Income tax expense	-	-	-	-
Net Loss	(2,267,880)	(1,112,273)	(4,101,319)	(2,395,417)
Preferred stock dividends	(75,000)	(88,144)	(150,000)	(176,144)
Net Loss Attributable to Common Stockholders	$(2,342,880)	$(1,200,417)	$(4,251,319)	$(2,571,561)

Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(1.83)	$(2.50)	$(3.73)	$(5.39)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,282,794	479,738	1,139,437	476,934

Source: LogicMark, Inc.

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